Exhibit 99.1

Kevin Kessel
Vice President, Investor Relations
1-408-576-7985
kevin.kessel@flextronics.com

Renee Brotherton
Vice President, Corporate Communications
1-408-576-7189
renee.brotherton@flextronics.com

FLEXTRONICS EXECUTES MANDATORY CALL OPTION ON ITS 6 1/4 % SENIOR
SUBORDINATED NOTES DUE 2014

Singapore, November 15, 2010–Flextronics (NASDAQ: FLEX) announced today that it has called for redemption all of its outstanding 6 1/4 % Senior Subordinated Notes due 2014.  As of November 15, 2010, there are $302 million outstanding in aggregate principal amount of the 6 1/4 % Notes.  In accordance with the terms of the indenture governing the Notes, the Notes will be redeemed on December 16, 2010 (the “Redemption Date”) at a price of 102.083% of the principal amount, plus accrued and unpaid interest to, but excluding, the Redemption Date.

The CUSIP number for the 2014 Notes is 33938EAN7 and US Bank is the Trustee.

About Flextronics
Headquartered in Singapore (Singapore Reg. No. 199002645H), Flextronics is a leading Electronics Manufacturing Services (EMS) provider focused on delivering complete design, engineering and manufacturing services to automotive, computing, consumer, industrial, infrastructure, medical and mobile OEMs. Flextronics helps customers design, build, ship, and service electronics products through a network of facilities in 30 countries on four continents. This global presence provides design and engineering solutions that are combined with core electronics manufacturing and logistics services, and vertically integrated with components technologies, to optimize customer operations by lowering costs and reducing time to market. For more information, please visit www.flextronics.com.

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